EXHIBIT 2.2



                               AMENDING AGREEMENT

     THIS AMENDING AGREEMENT made June 29, 2001


BETWEEN:

     ASPI EUROPE, INC., incorporated under the laws of Delaware

     ("ASPI")

AND:

     ASPI ALBERTA HOLDINGS INC., incorporated under the laws of Alberta

     ("Acquiror")

AND:

     GROWTHEXPERTS GROUP INC., incorporated under the laws of Alberta

     ("Target")

WHEREAS:

A. The Target, the Acquiror and ASPI have entered into an Amalgamation and Re-Organization Agreement, dated for reference June 11, 2001 (the "Amalgamation Agreement"); and

B. The parties are now desirous of amending the Amalgamation Agreement on the terms and conditions set forth herein.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which is acknowledged by each of the parties), the parties agree as follows:

1.1 All capitalized terms used herein and not otherwise defined shall have the meaning given to them in the Amalgamation Agreement.

1.2 Sections 3.5 and 3.6 of the Amalgamation Agreement are hereby deleted and replaced in its entirety by the following:

     "3.5 Number of Directors. The number of directors of the Amalgamated Corporation shall be fixed at six (6).



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

     3.6 First Directors. The first directors of the Amalgamated Corporation shall be:

              Name                               Address
              ----                               -------
        Scott L. Dow                      435 Columbia Street, Suite 320
                                          Vancouver, BC, V3L 5N8

        Mitchell Eggers                   435 Columbia Street, Suite 320
                                          Vancouver, BC, V3L 5N8

        Patrick McGrath                   435 Columbia Street, Suite 320
                                          Vancouver, BC, V3L 5N8

        F. Thomas Winters, III            435 Columbia Street, Suite 320
                                          Vancouver, BC, V3L 5N8

        Damon Poole                       435 Columbia Street, Suite 320
                                          Vancouver, BC, V3L 5N8

        Patrick Hanna                     435 Columbia Street, Suite 320
                                          Vancouver, BC, V3L 5N8

     The first directors shall hold office until the earlier of the first annual general meeting of the shareholders of the Amalgamated Corporation, or the appointment or election of their successors. The subsequent directors shall be elected or appointed each year thereafter as provided for in the by-laws of the Amalgamated Corporation. The management and operation of the business and affairs of the Amalgamated Corporation shall be under the control of the board of directors as it is constituted from time to time."

1.3 Section 11.2 of the Amalgamation Agreement is hereby deleted and replaced in its entirety by the following:

     "11.2 Termination. This Agreement may be terminated by mutual agreement of the respective boards of directors of the parties hereto, without further action on the part of the shareholders of the Acquiror or the Target prior to the Closing Date. This Agreement shall also terminate without further notice or agreement in the event that:

     (a) the Amalgamation is not approved by the required majority at the Amalgamation Meeting; or

     (b) by July 9, 2001, the Amalgamation has not been completed. For the purposes of this Section 11.2(b), the Amalgamation shall be deemed to have been completed upon the issuance of the Certificate of Amalgamation."



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1.4 In addition to the Amalco Exchangeable Shares that the holders of the Target
Common Shares will receive pursuant to Section 3.10 of the Amalgamation Agreement, the holders of the Target Common Shares will be entitled to receive:

     (a) a pro-rata portion of 250,000 Amalco Exchangeable Shares in the event that APSI does not raise an additional US$250,000 (over and above the gross proceeds that ASPI raised by way of a private placement as of the Closing Date) on or before 30 days following the Closing Date and such certificates representing such Amalco Exchangeable Shares shall be issued as soon as practicable thereafter; and

     (b) a pro-rata portion of 500,000 Amalco Exchangeable Shares in the event that APSI does not raise an additional US$500,000 (over and above the gross proceeds that ASPI raised by way of a private placement as of
          (i) the Closing Date and (ii) pursuant to Section 1.4(a) above) on or before 90 days following the Closing Date and certificates representing such Amalco Exchangeable Shares shall be issued as soon as practicable thereafter.

          The additional  Amalco  Exchangeable  Shares issuable pursuant to this
Section 1.4, if any, shall be issued pro-rata, in accordance with the number of shares held by each holder to the total number of Target Common Shares, to the holders of record of the Target Common Shares at 5:00 PM on the date prior to the Closing Date.

1.5 Except as amended hereby, the Amalgamation Agreement shall bind the parties thereto in accordance with its terms.

1.6 If a provision of this Agreement is wholly or partially invalid, this Agreement shall be interpreted as if the invalid provision had not been a part.

1.7 No condoning, excusing or waiver by any party of any default, breach or non-observance by any other party will operate as a waiver of that party's rights in respect of any continuing or subsequent default, breach or non-observance or so as to defeat or affect in any way the rights of that party in respect of any continuing or subsequent default, breach or non-observance, and no waiver will be inferred from or implied by anything done or omitted to be done by the party having those rights.

1.8 This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia.

1.9 Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date first set forth above


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1.10 This  Agreement  may be executed in facsimile  counterparts,  each of which when executed and delivered shall be deemed to be an original and all of which counterparts together shall constitute the same Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

                                       ASPI EUROPE, INC.

                                       Per:  /s/ Patrick McGrath
                                             -----------------------------------
                                             Authorized Signatory

                                       ASPI ALBERTA HOLDINGS INC.

                                       Per:  /s/ Patrick McGrath
                                             -----------------------------------
                                             Authorized Signatory

                                       GROWTHEXPERTS GROUP INC.

                                       Per:  /s/ Scott Dow
                                             -----------------------------------
                                             Authorized Signatory